EXHIBIT 99.1

Media Contact:               Roy Wiley, 630-753-2627
Investor Contact:           Heather Kos, 630-753-2406
Web site:                 www.Navistar.com/newsroom

NAVISTAR NAMES DIANE GULYAS TO ITS BOARD OF DIRECTORS

WARRENVILLE, Ill.  (June 19, 2009) – Navistar International Corporation (NYSE: NAV) announced today that Diane H. Gulyas, a group vice president at E.I. DuPont de Nemours & Company, has been named to its board of directors, effective June 16.

The selection of Ms. Gulyas increases the number of Navistar board members to 10. She was appointed to be a member of Navistar’s finance committee.

Ms. Gulyas is the group executive responsible for DuPont’s performance materials, which contains four business units — engineering polymers, packaging, elastomers and films. With annual revenues of approximately $7 billon, the performance materials group is the largest of DuPont’s five business segments.

A graduate of the University of Notre Dame, Ms. Gulyas joined DuPont in 1978 and spent her first 10 years in a variety of sales, marketing, technical and systems development positions, primarily in the company’s polymers business. She later served as vice president and general manager for DuPont advanced fiber business and then group vice president of the $3 billion electronic and communication technologies platform. In April 2004, she was named chief marketing and sales officer, where she was responsible for corporate branding and marketing communications, market research, e-business and marketing/sales capability worldwide. She was named to her current position in April 2006.

“I am extremely delighted that Diane Gulyas is able to bring her  knowledge of  manufacturing, electronics and marketing as well as her experience in  international operations to Navistar,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer.

About Navistar
Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC brand school and commercial buses, the Monaco®, Holiday Rambler®, Safari®, Beaver®, McKenzieTM and R-Vision® brand RVs, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine and service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.